Exhibit 10.35

September 15, 2022
Elliot Kahler
[***]
[***]
Dear Elliot:
It is my pleasure to offer you the position of General Counsel, reporting to Ramey Jackson, CEO, effective September 19, 2022.
The annual salary for this position will be $250,000 per year, which you will receive in bi-weekly payments of $9,615.39. In addition to your base salary, you are also eligible to participate in the Janus Bonus Program. The target payout for your bonus is 40% of your annual salary (prorated for 2022). Participation in the Janus Bonus Program is confidential and should not be shared with other employees.
This position is also eligible to participate in the long-term incentive program on an annual basis, currently assuming an annual RSU grant equal to $100,000, but pending final approval by the Compensation Committee of the Board of Directors). You are also eligible for a taxable car allowance in the amount of $600 per month to be paid in bi-weekly payments of $276.92.
Congratulations! You have an opportunity to continue to make a significant contribution in your new role in an area that is critical to Janus' continued success.
Sincerely,
/s/ Rebecca M. Castillo
Rebecca M. Castillo
Director of Human Resources

/s/ Elliot Kahler	9/15/22
Acceptance: Elliot Kahler	Date:

Janus International Group, LLC
135 Janus International Blvd.
Temple, GA 30179

866.562.2850 | www.janusintl.com

September 17, 2018
Elliot Kahler
[***]
[***]
[***]
Dear Mr. Kahler,
Congratulations! On behalf of Janus International Group, LLC, it is a pleasure to confirm our offer of employment to you for the position of Legal Liaison, reporting to Scott Sannes, CFO. Your anticipated start date is September 24, 2018. Your bi-weekly salary for the position is $2,307.69, which equates to $60,000 per year. Upon hire, you are also eligible to begin accruing 3.08 hours of vacation biweekly to total 80 hours annually.
We are pleased to be able to offer you a valuable benefits package. Eligibility for insurance and 401(k) benefits for full-time employees begins on the first day of the month following sixty (60) days of employment. Based on a start date of September 24, 2018, your insurance and 401(k) eligibility will be December 1, 2018.
Per the Immigration Reform and Control Act of 1986, we are required to verify that you have the legal right to work in the United States. When you report to work, you will be asked to produce original documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you. Please note that employment with Janus International Group, LLC is at-will and not for a specified term, meaning that it can be terminated by you or Janus International Group, LLC at any time and for any reason, with or without cause or advance notice.
This offer is contingent upon you signing and returning a copy of this offer letter as well as the successful completion of a drug screen and background check.
We look forward to you joining our team!
Sincerely,
/s/ Rebecca M. Castillo

Rebecca Castillo
Director HR

/s/ Elliot Kahler
ACKNOWLEDGMENT:
I accept the offer of Legal Liaison and the conditions